UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: June 26, 2012)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 8.01 Other Events

Gulf United Energy, Inc. (the “Company”) is filing this Current Report on Form 8-K to provide an operational update on the Cachirre #1 well, the second well on Block CPO-4.  The Cachirre #1 well was drilled to a measured depth of 9,486 feet in the southeast corner of Block CPO-4.  An evaluation of the initial test results collected from the wellbore indicated that the primary targeted zones below a measured depth of 8,750 feet were water-wet.  SK Innovation Co., Ltd. (“SK”), the operator on CPO-4, has elected to abandon the well.

On June 26, 2012, the Company notified SK that it has elected to abandon the well consistent with SK’s decision.   As the Cachirre #1 well was drilled using limited 2-D seismic data and positioned updip to an older well (having historical evidence of hydrocarbon shows), the Company believes the Cachirre #1 may have been drilled off structure.  Moreover, the Company believes that, based on available data regarding the shallower C-9 section at the Cachirre #1 site, the economic risk of conducting additional tests of the C-9 is not justified.  If further testing of the C-9 section is conducted by a working interest partner on a sole-risk basis, the Company would have the right to buy back into the well by paying its proportionate share of incurred costs plus a penalty (based on the Company’s proportionate share of testing and completion costs of the C-9).  Moreover, the Company’s decision to not participate in the testing of the C-9 section, and the payment of any penalties to buy back into the well, is limited to the Cachirre #1 well, and does not affect the Company’s current plans to participate in any future development or exploration activity in the area or elsewhere on Block CPO-4.

The Company expects that the next well on CPO-4 will be drilled on the northeastern corner of the block adjacent to the Corcel and Guatiquia blocks being drilled by Petrominerales.  530 sq. km of 3-D data has been acquired in the Corcel Trend of Block CPO-4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 27, 2012

GULF UNITED ENERGY, INC.

By:	/S/ JOHN B. CONNALLY III
John B. Connally III, Chief Executive Officer